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Exhibit 21.1

LIST OF SUBSIDIARIES

Company	Jurisdiction of Incorporation/organization
Universal Compression Argentina, S.A.	Argentina
Universal Compression (Australia) Pty, Ltd.	Australia
Universal Compression Finance Company, Ltd.	Barbados
Universal Compression LTDA	Brazil
Universal Compression (Ontario), Ltd.	British Virgin Islands
Universal Compression (Canada) Holdings, Ltd.	Canada
Universal Compression Canada, Ltd.	Canada
Universal Compression International, Ltd.	Cayman Island
Universal Compression of Colombia, Ltd.	Cayman Island
Uniwhale Ltd.	Cayman Island
Uniwhale de Colombia E.U.	Colombia
Universal Compression, Inc.	Delaware
Compression Systems International, Inc.	Delaware
Universal Compression International, Inc.	Delaware
UCO Compression 2002 L.L.C.	Delaware
Enterra Compression Investment Company	Delaware
Universal Compression Company, L.P.	Delaware
UCO Compression Holding, L.L.C.	Delaware
Universal Compression Services, L.P.	Delaware
UCO Compression LLC	Delaware
BRL Universal Equipment 2001 A, L.P.	Delaware
BRL Universal Compression Funding I 2002, L.P.	Delaware
PT Universal Compression Indonesia	Indonesia
Compression Services de Mexico, S.A. de C.V.	Mexico
Universal Compression de Mexico, S.A. de C.V.	Mexico
Universal Compression B.V.	Netherlands
Universal Compression del Peru, S.R.L.	Peru
Universal Compression (Thailand), Ltd.	Thailand
Universal Compression de Venezuela Unicom, C.A.	Venezuela
Universal Compression Services de Venezuela, C.A.	Venezuela

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  Exhibit 21.1